Exhibit 99.1

Contact:	Nancy Bushkin Atari, Inc. 212/726-4222 nancy.bushkin@atari.com

ATARI APPOINTS DIANE BAKER
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

New York, New York, January 24, 2005 – Atari, Inc. (Nasdaq: ATAR), a leader in interactive entertainment, has named Diane Price Baker as its Executive Vice President and Chief Financial Officer, effective immediately, it was announced today by Jim Caparro, President and Chief Executive Officer of the Company. Ms. Baker’s appointment concludes an extensive search by Atari to fill the post of Chief Financial Officer.

Ms. Baker will be responsible for all aspects of Atari’s finance function, including treasury and finance, mergers and acquisitions, investor relations, financial planning, financial reporting, and accounting.

“We took great care in our search to fill this key management position because we were looking for someone with impeccable credentials, deep experience with financings and sophisticated transactions, strong relationships within the financial community, and demonstrated leadership of financial management across complex organizations, and there is no doubt in my mind that we’re getting all this and more with Diane on our team,” said Mr. Caparro in making the announcement.

“Diane will play an integral role at Atari, not just in the day-to-day management of our various finance functions, but also as a key adviser to me as we chart the next stage of growth for the Company,” Mr. Caparro continued. “As the former CFO of The New York Times Company and Macy’s, Diane’s expertise will be invaluable at this critical juncture in Atari’s evolution.”

Ms. Baker was previously Senior Vice President and Chief Financial Officer of The New York Times Company until 1998. During her three years there, she instituted financial benchmarking and cash management systems across the company’s operations, significantly raising margins and generating increased cash flow. With accomplishments such as these and the implementation of strategic long-range planning functions, Ms. Baker increased the company’s market value, bolstering its reputation within the financial community.

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Exhibit 99.1

Earlier, Ms. Baker was Group Senior Vice President and Chief Financial Officer of R.H. Macy & Co. from 1990 to 1995. Recruited to stabilize the company’s financial condition, Ms. Baker oversaw multi-billion dollar financing deals, negotiated multi-billion dollar trade credits, and orchestrated the divestiture of several non-strategic properties. Additionally, she played a key role in developing the company’s reorganization plan.

Ms. Baker began her career at Salomon Brothers Inc. in 1978 and during her 12-year tenure with the company, served in various positions, including Director of Investment Banking. In that capacity, Ms. Baker was involved extensively in raising capital, as well as in the financial and operational restructuring of key clients, such as Chrysler, International Harvester (Navistar), and Bethlehem Steel, among others.

Immediately prior to joining Atari, Ms. Baker was the financial consultant to New York Water Taxi, assisting in the creation of the business plan and capitalization of the start-up company. She was also a member of the Board of Directors of R.H. Donnelly Corporation, serving on both its Audit and Compensation Committees, as well as a member of the Board of Directors of Mercator Software, where she chaired the Audit Committee.

Ms. Baker received a B.A. from Barnard College in 1976, and an M.B.A. from Columbia Graduate School of Business in 1978.

About Atari
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre-defining games such as DRIV3R™, Enter the Matrix™, Neverwinter Nights™, Stuntman™, Test Drive®, Unreal® Tournament 2004, and Unreal® Championship; and mass-market and children’s games such as Backyard Sports™, Nickelodeon’s Blue’s Clues™ and Dora the Explorer™, Dragon Ball Z® and RollerCoaster Tycoon®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext – ISIN: FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.

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